Exhibit 10.4

AMENDED & RESTATED UNBILLED LINE ADDENDUM TO

ACCOUNTS RECEIVABLE FINANCING AGREEMENT

This Amended and Restated Unbilled Line Addendum to the Accounts Receivable Financing Agreement (this "Unbilled Line Addendum"), is dated as of September     , 2026 (the “Effective Date”) by and between CSNK WORKING CAPITAL FINANCE CORP. D/B/A BAY VIEW FUNDING ("Bay View"), a California corporation, having a place of business at 224 Airport Parkway, Suite 200, San Jose, CA 95110-3730, and Fluent, Inc., a Delaware Corporation and Fluent, LLC, a Delaware Limited Liability Company; Fluent Media Labs, LLC, a Delaware Limited Liability Company, and AdParlor, LLC, a Delaware Limited Liability Company (individually and together hereinafter referred to as “Client”) having its principal place of business and chief executive office at 300 Vesey Street, 9th Floor, New York, NY 10282-1102. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Accounts Receivable Financing Agreement (the “Agreement”) entered into between Bay View and Client.

RECITALS

WHEREAS, Bay View and Client are parties to the Agreement, as amended, modified, supplemented or restated from time to time, pursuant to which Bay View has purchased or will purchase, in its discretion, Accounts from Client.

WHEREAS, in conjunction with the Agreement, Client has requested that Bay View provide Client with accommodations to finance the amounts due for goods delivered and/or services rendered, prior to the time that actual invoices in written or electronic form are actually created, for the purpose of facilitating funding for Client’s operations, so long as there is no Event of Default hereunder or under terms of the Agreement (the “Unbilled Line”).

WHEREAS, Bay View is willing to amend and restate the Unbilled Line financing pursuant to the terms and conditions set forth in this Amended and Restated Unbilled Line Addendum, which amends and restates the Unbilled Line Addendum dated as of November 25, 2025 (the "Amended and Restated Unbilled Line Addendum") and the Agreement, which Amended and Restated Unbilled Line Addendum shall become and is now part of the Agreement.

Now, therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, and with the intent to be legally bound thereby, Bay View and Client, hereby agree as follows:

1.         Definitions. In addition to the definitions contained in the Agreement and elsewhere in this Amended and Restated Unbilled Line Addendum, the following terms are specifically defined for use herein:

1.1	“Unbilled Account” shall mean the value of applicable goods delivered or services rendered to an Account Debtor, which amount is earned but unbilled.
1.2

“Limited Advance Unbilled Accounts” shall mean the value of applicable goods delivered or services rendered to Account Debtors Moon Active Ltd. or any of its subsidiaries, affiliates, or divisions; Playtika Holding Corp. or any of its subsidiaries, affiliates, or divisions; and Papaya Gaming Ltd. or any of its subsidiaries, affiliates, or divisions., which amount is earned but unbilled.

1.3	“Unbilled Line Advances” shall mean advances made on the Unbilled Line.
1.4

“ Unbilled Line Availability Limit” shall mean the lesser of Eighty Percent (80%) of the value of the Unbilled Accounts plus Fifty Percent (50%) of the value of the Limited Advance Unbilled Accounts or the Unbilled Line Maximum Amount. At no time shall the amount of outstanding Unbilled Line Advances exceed the lesser of Forty-Five Percent (45%) of the combined amount of outstanding Advances on Purchased Receivables and outstanding Unbilled Line Advances or Fifteen Million Dollars ($15,000,000).

1.5	“Unbilled Line Maximum Amount” shall mean Fifteen Million Dollars ($15,000,000).

2.         Unbilled Line. Upon the request of Client, and so long as there is availability under the terms of the Agreement and this Unbilled Line Addendum, and no Event of Default has occurred and is continuing following any applicable cure period, Bay View may, but is not required to, make Advances to Client, within the Unbilled Line Availability Limit, on a revolving basis. All Advances under this Addendum are discretionary and are made pursuant to Bay View’s sole discretion. The Unbilled Line shall be a subline within and part of the Agreement and at no time shall the total of the Unbilled Line Advances exceed the Unbilled Line Maximum Amount and the aggregate amount of Unbilled Line Advances together with Advances made under the Agreement unrelated to the Unbilled Line exceed the Maximum Credit.

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3.         Unbilled Line Advances and Fees included in Obligations. Unbilled Line Advances, as well as all of the fees accrued thereon, shall be deemed included in the "Obligations" and shall be secured by the Collateral pursuant to the terms of the Agreement. Once an Unbilled Account is billed (thereafter, a “Billed Account”), it shall be assigned to and factored with Bay View pursuant to the terms of the Agreement. The Advance to be made on the newly created Billed Account shall be first used to repay the related Unbilled Line Advance(s) made on the related Unbilled Account(s) with the excess availability, if any, advanced pursuant to and consistent with the terms of the Agreement.

4.         Fees on the Unbilled Line Advances. Advances made on the Unbilled Line shall incur fees as provided in Section 3 of the Agreement. Upon the occurrence and during the continuance of an Event of Default, Unbilled Line Advances shall be subject to the highest interest rate applicable to the Obligations pursuant to the Agreement.

5.

Sale of Account. Despite that no invoice has been generated at the time an Unbilled Line Advance is made, the amounts due Client are still Accounts based on the definition of Account in the UCC. Thus, the Accounts due for which an Unbilled Line Advance is made shall be deemed sold to Bay View upon the making of the Unbilled Line Advance attributable to such Account notwithstanding that no invoice has then been generated. The lack of an invoice relating to Unbilled Line Advance(s) made by Bay View to Client for goods delivered or services rendered by Client to the Account Debtor shall not be an Event of Default as it relates to such Account(s). However, once the Account relating to the Unbilled Line Advance has been factored, based upon goods having been delivered in full and services having been completed for the billing period in question, an invoice shall be required, and it shall be an Event of Default for an Account not to be supported by a completed invoice issued to the Account Debtor and factored with Bay View.

6.         Payment Terms. The Unbilled Line shall be subject to the repayment terms contained in this Section.

6.1	Client shall repay the Unbilled Line, and the accrued fees thereon, as follows:

6.1.1    Absent an Event of Default, Client shall pay to Bay View amounts advanced on the Unbilled Line Addendum attributable to the Unbilled Account and fees accrued thereon based on amounts available for the invoice issued and factored with Bay View pursuant to the terms of the Agreement attributable and generated subsequent to the Unbilled Account. An invoice for the Unbilled Account relating to the advance made under this Unbilled Line Addendum must be generated and assigned to and factored with Bay View by the thirtieth (30th) calendar day of the month following the month in which the Unbilled Account was generated. The failure to do the foregoing shall require prompt repayment the outstanding principal balance of the Unbilled Line Advance(s). Any amounts available for an Advance attributable to an invoice related to the amount of Advances made under the Unbilled Line factored with Bay View in excess of the amounts repaid, may then be made available for an Advance pursuant to and in accordance with the terms of the Agreement. The principal amount outstanding may not exceed the Maximum Credit under the Agreement or the Unbilled Line Maximum Amount.

6.1.2    If not sooner paid, absent an Event of Default, Client shall pay to Bay View the remaining outstanding principal balance of the Unbilled Line Advance(s), together with all accrued and unpaid fees thereon on the last day of the Initial Term (unless the term is extended pursuant to the terms of the Agreement).

6.2

Notwithstanding the provisions of Section 6.1 to the contrary, the outstanding principal balance of the Unbilled Line Addendum, and all accrued and unpaid fees, costs, expenses and attorney’s fees thereon, will be immediately due and payable upon the termination of the Agreement, regardless of how such termination occurs.

7.         Voluntary Prepayment. Client may prepay amounts outstanding on the Unbilled Line at any time. Such payment will be first applied to the Unbilled Line Advances and thereafter to the accrued and unpaid fees on the Unbilled Line Advances. Such application of payments made shall be made in Bay View’s sole discretion.

8.  Conditions Precedent. This Unbilled Line Addendum shall become effective upon execution and delivery by Client of this Addendum and the fully executed Agreement.

9.         Client's Representations and Warranties. Client makes the following representations and warranties which shall be deemed to be continuing representations and warranties so long as this Unbilled Line remains in effect and until the Obligations have been repaid in full:

9.1       Due Authorization. This Unbilled Line has been duly authorized by the Board of Client and the officer(s) executing this Unbilled Line Addendum on behalf of Client has been duly authorized to do so by the Board of Client.

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9.2      Binding Agreement. This Unbilled Line Addendum is the valid, binding and legally enforceable obligation of Client in accordance with its terms.

9.3         No Conflict. The execution, delivery and performance by Client of this Unbilled Line Addendum: (a) shall not constitute an event of default under any agreement, indenture or undertakings to which Client is a party or by which Client or any of its property may be bound or affected; (b) are not in contravention of or in conflict with any law or regulation applicable to Client; and (c) do not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof except for liens in favor of the Bay View and the Permitted Liens.

10.      Binding Agreement. This Unbilled Line Addendum shall be binding and deemed effective when executed by Client and accepted and executed by Bay View.

11.     Section Headings. Section headings and section numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Unbilled Line Addendum.

12.       Interpretation. Neither this Unbilled Line Addendum nor any uncertainty or ambiguity herein shall be construed or resolved against Bay View or Client, whether under any rule of construction or otherwise. On the contrary, this Unbilled Line Addendum has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

13.     Severability. Each provision of this Unbilled Line Addendum shall be severable from every other provision of this Unbilled Line Addendum for the purpose of determining the legal enforceability of any specific provision.

14.       Modification and Merger. This Unbilled Line Addendum cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties and negotiations, if any, relating to the Unbilled Line are merged into this Unbilled Line Addendum.

15.      Incorporation into Agreement. This Unbilled Line Addendum and all of the terms, covenants, warranties, conditions, agreements and representations contained herein are incorporated into and deemed part of the Agreement.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the parties have executed this Unbilled Line Addendum as of the date first hereinabove written.

CLIENT

FLUENT, INC.

By:	By:

Name/Title:	DONALD HUNTLEY PATRICK, CEO	Name/Title:	RYAN MACNAB PERFIT, CFO

FLUENT, LLC

By:	By:

Name/Title:	DONALD HUNTLEY PATRICK, CEO	Name/Title:	RYAN MACNAB PERFIT, CFO

FLUENT MEDIA LABS, LLC

By:	By:

Name/Title:	DONALD HUNTLEY PATRICK, CEO	Name/Title:	RYAN MACNAB PERFIT, CFO

ADPARLOR, LLC

By:	By:

Name/Title:	DONALD HUNTLEY PATRICK, CEO	Name/Title:	RYAN MACNAB PERFIT, CFO

BAY VIEW

CSNK WORKING CAPITAL FINANCE CORP. D/B/A BAY VIEW FUNDING

By:

Title:

Date:

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